Exhibit 99.1

Press Release

For immediate release

Company contacts: Jennifer Martin, Vice President Investor Relations, 303-312-8155

Bill Barrett Corporation Provides an Operational Update

Following Fire at West Tavaputs Compressor Station

DENVER – November 29, 2012 – Bill Barrett Corporation (NYSE: BBG) provides a second update on its West Tavaputs natural gas program following the compressor station fire announced on November 20, 2012. One of the injured employees has been released from the hospital and the second injured employee continues to receive treatment at the University of Utah Hospital Burn Center.

As previously announced, the Dry Canyon compressor station suffered extensive damage, and the facility is insured. The Company continues to produce approximately 33 million cubic feet per day (“MMcf/d”) net (49 MMcf/d gross) of natural gas from the area and has initiated efforts to reroute natural gas to its two other compressor stations in the area. A bypass pipeline to reroute natural gas previously sent to the Dry Canyon compressor station to the Company’s Interplanetary compressor station is expected to be completed in approximately two weeks, and repairs to a pipeline connection to its Sage Brush compressor station are expected to be completed in approximately five weeks. Incorporating the effect of anticipated changes in line pressures, the Company expects to have 70%-80% of West Tavaputs natural gas production on-line by early January. Fourth quarter production is expected to be reduced by approximately 1.2 Bcf as a result of the reduced compression capacity.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding the potential property damage and loss of production related to the aforementioned incident as well as estimates of the time it will take to return a majority of its production on-line. These forward-looking statements are based on management’s judgment at the time of issuing this report and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect forward-looking statements.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.